Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE: March 16, 2005

Contact:

Tom McHale, Vice President, Finance and Investor Relations (301) 951-6122

AMERICAN CAPITAL ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Bethesda, MD - March 16, 2005 - American Capital Strategies Ltd. (Nasdaq:ACAS) announced today it plans to make a public offering of 7,000,000 shares of its common stock, 4,000,000 shares of which are being offered by the Counter-Parties (as defined below) in connection with agreements to purchase common stock from American Capital at a future date as discussed below and 3,000,000 shares are being offered directly by American Capital. The Company has granted the underwriters an option to purchase up to an additional 1,050,000 shares to cover over-allotments.

Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, Friedman, Billings, Ramsey & Co., Inc., J.P. Morgan Securities Inc., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., and Piper Jaffray & Co. are the underwriters for the offering. The joint book-running managers for the offering are Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC.

The offering will be made under American Capital’s existing shelf registration statement filed with the Securities and Exchange Commission. In connection with the offering, American Capital will enter into agreements (the “Forward Sale Agreements”) with Citigroup Global Markets Inc., an affiliate of Wachovia Capital Markets, LLC and an affiliate of J.P. Morgan Securities Inc. (the “Counter-Parties”), under which the Counter-Parties will agree to borrow and sell to retail and institutional investors 4,000,000 of the offered shares of the Company’s common stock at the close of this offering at the same offering price (the “Offering Price”) as the 3,000,000 shares being offered directly by American Capital. American Capital will agree with the Counter-Parties that American Capital must sell to them 4,000,000 shares of common stock at the offering price per share, less certain adjustments. The timing of these sales, which must occur within the next year, will generally be determined by American Capital. The Company will physically settle all transactions under the Forward Sale Agreements by delivering shares of common stock and the Counter-Parties will deliver the Offering Price less certain adjustments upon each settlement.

American Capital expects to use substantially all of the net proceeds from the sale of its shares and the subsequent sale of shares under the Forward Sale Agreements, primarily to reduce the borrowings under the Company’s existing revolving credit facilities and to fund investments. This will create availability under these facilities, which will generally be used for funding future American Capital investments and general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement. When available, copies of the prospectus and prospectus supplement may be obtained from Citigroup Global Markets Inc., 140 58th Street, 8th Floor, Brooklyn, New York 11220 (telephone number: 718-765-6732) or Wachovia Capital Markets, LLC at 7 Saint Paul Street, 1st Floor, Baltimore, MD 21202.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded buyout and mezzanine fund with capital resources of more than $4.9 billion. American Capital is an investor in and sponsor of management and employee buyouts, invests in private equity sponsored buyouts and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national and international economic conditions, and changes in the conditions of the industries in which American Capital has made investments.

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HEADQUARTERS

Washington

2 Bethesda Metro Center

14th Floor

Bethesda, MD 20814

(301) 951-6122

(301) 654-6714 fax

Info@AmericanCapital.com

REGIONAL OFFICES

New York 461 Fifth Avenue 25th Floor New York, NY 10017 (212) 213-2009 (212) 213-2060 fax	San Francisco Three Embarcadero Center Suite 2320 San Francisco, CA 94111 (415) 591-0120 (415) 591-0111 fax	Dallas 2200 Ross Avenue Suite 4500W Dallas, TX 75201 (214) 273-6630 (214) 273-6635 fax

Chicago 5775 Sears Tower 233 South Wacker Drive Chicago, IL 60606 (312) 681-7400 (312) 454-0600 fax	Los Angeles 11755 Wilshire Blvd. Los Angeles, CA 90025 (310) 806-6280 (310) 806-6299 fax	Philadelphia Three Hundred Four Falls, Suite 380 300 Conshohocken State Road West Conshohocken, PA 19428 610-238-0210 610-238-0230 fax